Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 1 I. Overview Insider trading, which involves buying or selling securities based on material, nonpublic information (defined in Appendix), is illegal and severely undermines the fairness and integrity of the capital markets. Violations of insider trading laws carry potentially significant penalties, including substantial fines and imprisonment for the individuals involved, as well as severe reputational and legal consequences for HomeTrust Bancshares, Inc. and its subsidiaries (Company or HomeTrust). Insider trading violations are pursued vigorously by the Securities and Exchange Commission (SEC) and federal prosecutors. While the authorities typically concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel. HomeTrust has adopted this policy to prevent insider trading and to help HomeTrust directors, officers and employees avoid the severe consequences associated with violations of insider trading laws. This policy also is intended to prevent even the appearance of improper conduct on the part of any director, officer or employee. II. Scope and Application Individuals covered by this policy (Covered Individuals) include all HomeTrust directors, officers and employees. This policy also applies to the following individuals (Immediate Family Members): • Family members who reside with a Covered Individual; • Anyone else who lives in the household of a Covered Individual; or • Any family member who does not live in a Covered Individual’s household but whose transactions in HomeTrust securities are directed by the Covered Individual or are subject to the Covered Individual’s influence or control, such as parents or children who consult with a Covered Individual before they trade in HomeTrust securities. In addition, this policy applies to any corporation, partnership, trust or other entity if a Covered Individual has or shares the ability to control the investment decisions of the entity (Controlled Entities). Covered Individuals who are “Insiders,” as defined in Appendix, along with their Immediate Family Members and Controlled Entities, are subject to more specific requirements of this policy. “HomeTrust Securities” includes common stock, options to purchase common stock, and any other securities HomeTrust may issue from time to time, such as preferred stock, trust

Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 2 preferred securities, warrants and debt securities, as well as derivative securities relating to stock not issued by HomeTrust, such as exchange-traded options. III. Policy Statement A Covered Individual who is aware of material, non-public information relating to HomeTrust is prohibited from conducting the following activities directly or through family members or other persons or entities: • Buy or sell HomeTrust Securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1, discussed in Appendix), or engage in any other action to take personal advantage of that information; or • Pass that information on to others either inside or outside HomeTrust (other than persons whose positions or relationships with the Company require them to have that information), including family and friends and any other persons, whether through social conversations, inquiries from investors, vendors or suppliers, participation in internet “chat rooms,” “message boards” or other forms of “social media,” or otherwise. This prohibition includes offering trading recommendations or strategies based on the material, non-public information. Each Covered Individual is responsible for the transactions of Immediate Family Members and therefore should make them aware of the need to confer with them before they trade in HomeTrust Securities. No Covered Individual who learns of material, non-public information about a company with which HomeTrust does business, including a customer, vendor or entity with which HomeTrust is negotiating or has negotiated a transaction, such as a merger or acquisition, may trade in that company’s securities until the third business day after the information becomes public or is no longer material. Transactions in HomeTrust Securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve HomeTrust’s reputation for adhering to the highest standards of conduct. To reduce the likelihood of insider trading liability, Insiders are required to follow certain procedures when trading in HomeTrust Securities as detailed in the Appendix to this policy. IV. Roles and Responsibilities Board of Directors (Board) On an annual basis, the Board shall: • Re-affirm this policy at the annual Board meeting on behalf of HomeTrust; • Approve this policy on at least an annual basis, as recommended by the Board Audit Committee; and

Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 3 • Approve exceptions to this policy as recommended by the Audit Committee. Audit Committee of the Board (Audit Committee) The responsibilities of the Audit Committee, as delegated by the Board, are outlined in Audit Committee Charter and include the following: • Approving this policy on at least an annual basis, as recommended by the Chief Financial Officer (CFO), and recommending approval to the Board; • Advising on exceptions to this policy as requested by the CFO and submitting such exceptions to the Board for final approval; • Reviewing reports from the CFO reflecting performance relative to requirements outlined in this policy; and • Performing other duties outlined in the Audit Committee charter. Chief Financial Officer (CFO) The CFO, or designee, is responsible for monitoring the fulfillment of requirements outlined in this policy. The CFO must ensure effective processes, controls and procedures are maintained with respect to this policy, including the following responsibilities: • Reviewing this policy on at least an annual basis and bringing any suggested changes or exceptions to the Audit Committee for review; • Oversight of the administration of processes and controls designed to ensure compliance with the requirements of this policy; and • Reporting periodically to the Audit Committee regarding compliance with the requirements of this policy. V. Policy Implementation This policy shall be implemented through the administration of processes and controls overseen by the CFO. VI. Policy Enforcement Violations of the insider trading laws may result in civil and/or criminal liability, including fines, imprisonment and barring from service as a director or officer of a public company. Any person who violates this policy may be subject to disciplinary action, up to and including termination of employment.

Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 4 Appendix Material, Non-Public Information Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of HomeTrust Securities, whether it is positive or negative, should be considered material. While not exhaustive, the following are examples of the types of information that should be considered material: • Proposals or plans for mergers and acquisitions; • Earnings estimates or results, whether for the month, quarter or year; • Changes in dividends; • New product innovation, development or implementation; • Major litigation, adverse regulatory proceeding or material threat of either event; • Significant operational issues, including changes in non-performing assets; • A significant change in management; • Significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and • Any other information which, if known, would likely influence the decisions of investors. Non-public information is information that has not been previously and fully disclosed, and is otherwise not available, to the general public. Information about HomeTrust that is not yet in general circulation should be considered non-public. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered non-public. Information should not be considered available to the general public until the third business day after the release of the information in a widely disseminated press release or in a document publicly filed with, or furnished to, the SEC. Whether information is material will depend on the particular facts and circumstances. When doubt exists as to whether non-public information is material, Covered Individuals should presume that it is material and not trade until the third business day after the information has been made available to the general public. Anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, Covered Individuals should carefully consider how enforcement authorities and others might view the transaction in hindsight. Identification of Insiders Directors of HomeTrust Bancshares, Inc. and HomeTrust Bank (Directors), all officers who are members of the Operating Committee (Executive Officers), and the Immediate Family Members and Controlled Entities of such Directors and Executive Officers are required to comply with the procedures described under Trading Windows and Preclearance at all times. Other employees may be informed that they and their Immediate Family Members and Controlled Entities are required to comply with these procedures on a permanent or temporary basis, either because of their position

Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 5 with HomeTrust or because of their involvement with matters that result in, or could result in, knowledge of material, non-public information. Collectively, these parties are referred to as “Insiders” for purposes of this policy. Trading Windows and Preclearance Unless an exception is granted or unless made pursuant to a pre-approved Rule 10b5-1 trading plan (both discussed below), Insider transactions involving HomeTrust Securities may be made only during the “window” periods that follow the release of the Company’s quarterly earnings announcements. Each window period begins on the third business day after the release of the announcement and ends at the close of business on the 15th day of the third month of the succeeding quarter. For example, if first calendar quarter earnings were publicly announced on April 25th, the trading window would open on the third business day after April 25th and close on June 15 th; however, even during a window period, an Insider may not initiate a transaction in HomeTrust Securities if they are aware of material, non-public information about HomeTrust. To ensure that a material event is not on the horizon, all transactions in HomeTrust Securities by Insiders must be cleared in advance by the Company’s CFO even during a window period. In addition, the execution of a transaction, even if pre-cleared, must be reported immediately to the Company’s CFO for SEC reporting purposes. From time to time, HomeTrust may close trading in its Securities during a window period due to material, non-public information developments. Should this occur, HomeTrust may notify particular individuals that they should not engage in any transactions in HomeTrust Securities, and these individuals should not disclose to others the fact that the trading window has been closed. Exceptions. Exceptions to the window period requirement may be granted under limited circumstances on a case-by-case basis provided that the Insider is not aware of material, non-public information. The Chief Executive Officer (CEO) of the Company, in their discretion, may grant exceptions for all employees other than themselves. Exceptions for the CEO of the Company or for any other Director may be granted by the Board in its discretion. Rule 10b5-1 Plans. The SEC’s Rule 10b5-1 provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if an Insider enters into a binding contract, provides an instruction or adopts a written plan to purchase or sell securities that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when the Insider is not aware of material, non-public information and comply with all other applicable requirements of Rule 10b5-1, then the Insider may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when the Insider has subsequently become aware of material, non-public information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but the Insider must not exercise any subsequent discretion affecting the transactions, and if a broker or any other person exercises discretion in implementing the trades, the Insider must not influence their actions and they must not possess any material, non-public information at the time of the trades. For example, the

Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 6 Insider could adopt a plan providing for the entry with a broker of limit orders to purchase a specified number of shares of HomeTrust Securities on the first trading day of each month if the price does not exceed a specified level. Any Insider who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with the Company’s CFO. As required by Rule 10b5-1, an Insider may enter into or amend a trading plan only when the Insider is not in possession of material, non-public information. In addition, an Insider may enter into or amend a trading plan only during a window period. Transactions by Insiders pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Transactions in HomeTrust Securities by non-Insiders may be made through a trading plan, but do not require pre-clearance and need not be effected during a window period since such persons are generally free to engage in transactions in HomeTrust Securities any time they wish, as long as they are not aware of material, non-public information or have not otherwise been notified that they must refrain from trading. If an Insider thinks they may be aware of material, non-public information and wishes to trade, they should either refrain from trading or contact the Company’s CFO before initiating a transaction. Additional Reminders for Directors and Executive Officers. Directors and Executive Officers are reminded that their transactions in HomeTrust Securities generally must be reported to the SEC no later than the second business day after the trade date. Directors and Executive Officers must also be mindful of the short-swing profit provisions of Section 16(b) of the Securities Exchange Act of 1934. Under these provisions, generally speaking, if a Director or an Executive Officer has a purchase and a sale, or a sale and a purchase, which occur within six months of one another where the sale price is higher than the purchase price, the Director or Executive Officer will be deemed to have realized a “short-swing profit” that must be paid back to HomeTrust. Section 16(b) is extremely complicated and contains several traps for the unwary. To help prevent the unintended realization of a short-swing profit, Directors and Executive Officers should be sure to notify the Company’s CFO before they trade. Directors and Executive Officers selling Securities should also make sure that they and their brokers follow SEC Rule 144, which requires that HomeTrust be current in its quarterly and annual SEC filings, places limits on the amount of Securities that can be sold over a three-month period, requires the broker to conduct itself in the manner required by the rule, and generally requires the filing of a Form 144 with the SEC concurrent with placing the sell order with the broker. There may be periods of time during which SEC rules specifically prohibit purchases and/or sales by Directors and Executive Officers, without regard to whether material information has been made public. For example, in the case of a merger with, or acquisition of, another company where HomeTrust Securities will be issued to the stockholders of the other company, HomeTrust and its Directors and Executive Officers are prohibited from purchasing HomeTrust Securities during the proxy solicitation period for the other company’s stockholders and any other period during which HomeTrust’s stock price will determine the number of HomeTrust shares to be issued to the other company’s stockholders in exchange for their shares (the so-called “exchange ratio”). If employees were temporarily prohibited from purchasing or selling HomeTrust stock in their 401(k) accounts

Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 7 (which might occur if the plan’s third party administrator were being changed), Directors and Executive Officers would also be prohibited from purchasing or selling HomeTrust stock if such stock is or was previously acquired in connection with their service or employment with HomeTrust, whether inside or outside of a 401(k) account. Application to Certain Benefit Plan Transactions Stock Option Exercises. This policy does not apply to the exercise of a stock option granted under a HomeTrust plan (i) where the option holder uses cash on hand or shares of HomeTrust stock already owned by the option holder to pay the exercise price and/or satisfy a tax withholding requirement, or (ii) in the case of a net exercise whereby option shares are withheld by the Company in payment of the exercise price and/or satisfaction of a tax withholding requirement. This policy does apply, however, to any sale of the option shares as part of a broker-assisted cashless exercise of the option, or any other market sale of HomeTrust stock for the purpose of generating the cash needed to pay the exercise price of the option or satisfy a tax withholding requirement. For Insiders, such transactions may only be effected during a window period or pursuant to a pre-approved Rule 10b5- 1 trading plan. Withholding of Shares of Restricted Stock and Shares Underlying Restricted Stock Units and Performance Share Units to Satisfy Tax Withholding Obligations. This policy does not apply to the withholding by HomeTrust of shares of restricted stock upon the vesting of such stock to satisfy tax withholding obligations. This policy does apply, however, to any market sale of HomeTrust stock to satisfy tax withholding obligations. 401(k) Plan. This policy does not apply to purchases of HomeTrust stock in the HomeTrust 401(k) plan resulting from a periodic contribution of money to the plan pursuant to a payroll deduction election. This policy does apply, however, to certain elections made under the 401(k) plan, including (i) an election to increase or decrease the percentage of periodic contributions that will be allocated to HomeTrust stock, (ii) an election to make an intra-plan transfer of an existing account balance into or out of HomeTrust stock, (iii) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s HomeTrust stock balance and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the HomeTrust stock fund. For Insiders, such transactions may be effected only during a window period. Gifts Charitable and other non-profit organizations that receive gifts of public company securities typically sell those securities very soon after receipt. If a Covered Individual makes such a gift, the sale of the gifted securities by the organization may be attributed to the Covered Individual for purposes of the insider trading laws. The same applies with respect to any other gifts, whether to family members or other persons, where there is reason to believe (which will be judged after the fact with 20-20 hindsight) that the recipient is likely to sell the securities soon after receiving them. For this reason, Covered Individuals should not make such gifts of HomeTrust Securities when aware of material, non-public information about HomeTrust. Insiders (and Immediate Family Members or Controlled Entities of Insiders) may make such gifts of HomeTrust Securities only during a window

Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 8 period (and then only when not aware of material, non-public information about HomeTrust), unless the gift is pursuant to a previously established, pre-approved Rule 10b5-1 plan adopted during a window period. Additional Restrictions Short Sales. Short sales of HomeTrust Securities evidence an expectation on the part of the seller that the Securities will decline in value, and therefore signal to the market that the seller has no confidence in HomeTrust or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve HomeTrust’s performance. For these reasons, short sales of HomeTrust’s Securities are prohibited by this policy. In addition, Directors and Executive Officers and their Immediate Family Members and Controlled Entities are prohibited by law from engaging in short sales of HomeTrust Securities. Standing Orders. Standing orders, except those used in connection with pre-approved Rule 10b5-1 trading plans, should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when the Covered Individual is in possession of material inside information. Churning. To avoid any appearance of impropriety, Covered Individuals are strongly discouraged from repeatedly trading into and out of holdings of HomeTrust Securities. Such “churning” can create the appearance of wrongdoing, even if not based on material, non-public information and, for Directors and Executive Officers, may result in “short-swing profit” liability under Section 16(b) of the Securities Exchange Act of 1934 as discussed above. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in HomeTrust Securities, Insiders are prohibited from holding HomeTrust Securities in a margin account or pledging HomeTrust Securities as collateral for a loan. Employees who are not prohibited by this policy from holding HomeTrust Securities in a margin account or pledging HomeTrust Securities as collateral for a loan are nevertheless strongly discouraged from doing so because of the risks described above. Publicly Traded Options. A transaction in a publicly traded option is, in effect, a bet on the short-term movement of the underlying stock and therefore creates the appearance that the person is trading based on inside information. Transactions in publicly traded options with respect to HomeTrust stock also may focus the person’s attention on short-term performance at the expense of HomeTrust’s long-term objectives. Therefore, Insiders are prohibited from engaging in such transactions. Employees who are not prohibited by this policy from engaging in transactions in publicly traded options with respect to HomeTrust stock are nevertheless strongly discouraged from doing so for the

Insider Trading Policy Board Approving Authority: Audit Committee Policy Owner: Chief Financial Officer Last Updated: 11/2025 9 reasons described above. Any person wishing to enter into such an arrangement who is not prohibited from doing so must first pre-clear the proposed transaction with the Company’s CFO at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must provide a justification for the proposed transaction. Option positions arising from certain types of hedging transactions are governed by the “Hedging Transactions” section below. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as HomeTrust’s other securityholders. Therefore, Insiders are prohibited from engaging in such transactions. Employees who are not prohibited by this policy from engaging in hedging transactions are nevertheless strongly discouraged from doing so for the reasons described above. Any person who is not prohibited from entering into such an arrangement must first pre-clear the proposed transaction with the Company’s CFO at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must provide a justification for the proposed transaction. Broker Interface Procedures To ensure compliance with this policy and timely reporting of transactions to the SEC, Directors and Executive Officers must impose two requirements on the brokers handling their transactions in HomeTrust Securities: 1. Not to enter any buy or sell order (except for orders under pre-approved Rule 10b5-1 plans) without (a) first verifying with the Company’s CFO that the transaction was pre-cleared and (b) complying with the brokerage firm’s compliance procedures (e.g., Rule 144 for sales). 2. To report to the Company’s CFO in writing (via email) the details of every transaction involving HomeTrust Securities, including all Rule 10b5-1 transactions, within one business day after the trade date. Post-Termination Transactions This policy continues to apply to Covered Individuals as long as they are in possession of material, non-public information even after a Covered Individual has terminated employment or service as a Director. This means that if a Covered Individual is aware of material, non-public information when employment or service terminates, the Covered Individual may not trade in HomeTrust Securities until that information has become public or is no longer material, unless the trade occurs pursuant to a pre-approved Rule 10b5-1 trading plan established prior to the termination of employment or service.